Exhibit 10.9
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) made as of the 21st day of September, 2006.
BETWEEN:
SKH Management L.P., a Delaware limited partnership having an office at 7700 San Felipe — 5th Floor Houston, Texas 77063 (hereinafter collectively referred to as the “Vendor A”)
— and —
SKH Management II L.P., a Delaware limited partnership having an office at 7700 San Felipe — 5th Floor Houston, Texas 77063 (hereinafter collectively referred to as the “Vendor A-2”)
— and —
SKH Management III LLC, a Delaware limited liability company having an office at 7700 San Felipe — 5th Floor Houston, Texas 77063 (hereinafter collectively referred to as the “Vendor A-3”)
— and —
SKH Energy Fund, L.P., a Delaware limited partnership having an office at 7700 San Felipe — 5th Floor Houston, Texas 77063 (hereinafter collectively referred to as the “Vendor B”)
— and —
Antares Exploration Fund, L.P., a Delaware limited partnership having an office at 7700 San Felipe — 5th Floor Houston, Texas 77063 (hereinafter collectively referred to as the “Vendor C”)
(Vendor A, Vendor A-2, Vendor A-3, Vendor B and Vendor C, each a “Vendor” and collectively, the “Vendors”)
— and —
AUSAM ENERGY CORPORATION, a body corporate incorporated pursuant to the laws of the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the “Purchaser”)
     WHEREAS the Vendors wish to sell and the Purchaser wishes to purchase the interests of the Vendors in and to the Assets, subject to and in accordance with the terms and conditions hereof;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions
In this Agreement, unless the context otherwise requires:
(a)	“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Assets” means all of each of the Vendors’ right, title and interests in and to the following:
(i)	all oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interests which have been earned by performance, and fee mineral, royalty and overriding royalty interests, net profits interests, production payments and other interests payable out of Hydrocarbon production, in each case, described in Schedule A (it being understood that, prior to Closing, the Vendors may substitute one or more prospects of equal value for a Prospect designated on Schedule A with the consent of the Purchaser), together with any Additional Leases acquired as contemplated by Section 2.3(d) (collectively, the “Leases”);

(ii)	all of the rights-of-way, easements, leases, fee estates, servitudes, permits, and licenses of any of the Vendors that are necessary or useful for the location, operation, maintenance, repair, replacement, use or ownership of the Leases or processing, storing, gathering, transporting or marketing of Hydrocarbons therefrom (collectively, the Easements”);

(iii)	to the extent transferable without payment of any fees or penalty (unless the Purchaser expressly agrees to pay such fees), all contracts and agreements relating to the Leases or the processing, storing, gathering, transporting or marketing of Hydrocarbons therefrom, including seismic licenses (collectively, the “Contracts”); and

(iv)	all original files, records, data, information and documentation of the Vendors (or if originals are not available, copies of such items) pertaining to or evidencing any of the Vendors’ use, ownership or operation of any of the foregoing Assets, including, without limitation, lease files, land files, division order files, title opinions and abstracts, legal records (excluding any records or information the disclosure of which would result in the waiver of an attorney-client privilege), tax records (other than income tax of the Vendors), governmental, tribal and regulatory filings and permits, environmental records, geological and geophysical data, seismic records, maps, and computer software (subject to the Vendors’ licensing obligations) (collectively, the “Records”).
(c)	“Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(d)	“Closing” means the closing of the purchase and sale herein provided for;

(e)	“Closing Date” means the third Business Day subsequent to the day on which all of the conditions stated in Article 3 hereof are satisfied or waived, or such other date as may be agreed upon in writing by the Vendors and the Purchaser, but in no event later than December 31, 2006;

(f)	“Closing Place” means the offices of the Purchaser, or such other place as may be agreed upon in writing by the Vendors and the Purchaser;

(g)	“Closing Time” means 10:00 am Mountain Time on the Closing Date or such other time as may be agreed upon in writing by the Vendors and the Purchaser;

(h)	“Conveyance” means the form of Conveyance attached hereto as Schedule “B”;

(i)	“Environmental Liabilities” means all Losses and Liabilities pertaining to the Assets in respect of the environment, whether or not caused by a breach of the Regulations and whether or not resulting from operations conducted with respect to the Assets, including Losses and Liabilities related to:
(i)	the transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

(ii)	the release, spill, escape or emission of toxic or hazardous substances;

(iii)	any other pollution or contamination of the surface, substrate, soil, air, ground water, surface water or marine environments; and

(iv)	any obligations imposed by the Regulations to protect the environment or to rectify environmental problems;
(j)	“Financing” has the meaning ascribed to it in Section 3.1(c).

(k)	“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, belief, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

(1)	“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances produced therewith, extracted, separated, processed and produced therefrom.

(m)	“Information Circular” means the information circular to be mailed by the Purchaser to its shareholders in connection with the annual and special general meeting of the shareholders of the Purchaser called for the purpose of, among other things, obtaining approval of the shareholders of the Purchaser to the issue of the Shares to the Vendors;

(n)	“Joint Operating Agreement” means an operating agreement governing the conduct of operations on each Prospect after an assignment by the Purchaser to the Vendors of an interest in the Prospect which shall be substantially in the form attached to this Agreement as Schedule “G.”

(o)	“Leases” has the meaning ascribed to it in the definition of Assets.

(p)	“Losses and Liabilities” means all claims, liabilities, actions, proceedings, demands, losses, costs, penalties, fines, damages and expenses which may be sustained or incurred by any of a Party, its directors, officers, agents and employees, including reasonable legal fees and disbursements;

(q)	“Party” means a party to this Agreement;

(r)	“Permitted Encumbrances” means:
(i)	liens for taxes, assessments and governmental charges which are not due or contested in good faith;

(ii)	vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of any Vendor;

(iii)	easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(iv)	the right reserved to or vested in any Governmental Authority to control or regulate any of the Assets, including all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(v)	any security held by any Third Party encumbering the Vendors’ interest in and to the Assets or any part or portion thereof, in respect of which the Vendors deliver a release thereof to the Purchaser at or prior to Closing; and

(vi)	all royalty burdens, liens, adverse claims, penalties, reductions in interests and other encumbrances set out in Schedule “A” under “Encumbrances”;

(vii)	preferential rights to purchase and required Third Party consents to assignments and similar agreements with respect to, each of which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights,;

(viii)	conventional rights of reassignment requiring less than ninety (90) days’ notice to the holders of such rights;

(ix)	such title or other property defects as the Purchaser may have waived in writing; and

(x)	rights of a common owner of any interest in rights-of-way or easements currently held by any Vendor and such common owner as tenant in common or through common ownership;
(s)	“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

(t)	“Prime Rate” means the annual rate of interest equal to the annual rate of interest announced from time to time by the Royal Bank in the City of Calgary as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada;

(u)	“Prospect” means an area in which there is expected to occur, based upon the information developed as a result of the interpretation of the geological and geophysical data, one or more commercial accumulations of oil and/or gas in one or more specific structural or stratigraphic traps and the requisite acreage covering said structural or stratigraphic traps to control the testing and development of the same for the production of oil and/or gas. Each Prospect is further described in Schedule A. Each Prospect shall be deemed protected by a Prospect AMI established pursuant to the terms of the Participation and Right of First Refusal Agreement;

(v)	“Regulations” means all statutes, laws, rules, orders, directives and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Assets or the Parties;

(w)	“Shares” means common shares in the capital of the Purchaser;

(x)	“Third Party” means any individual or entity other than the Vendors and the Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(y)	“this Agreement”, “herein”, “hereto”, “hereof and similar expressions mean and refer to this Asset Purchase Agreement;

(z)	“TSXV” means the TSX Venture Exchange.

1.2	Headings

The expressions “Article”, “section”, “subsection”, “clause”, “subclause”, “paragraph” and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule “A”	—	Leases
Schedule “B”	—	Form of Conveyance
Schedule “C”		Value Allocation
Schedule “D”		Disclosure Schedules
Schedule “E”		Interim Report — Current Lease Obligations and Commitments
Schedule “F”		Participation and Right of First Refusal Agreement
Schedule “G”		Form of Joint Operating Agreement
Schedule “H”		Form of Accredited Investor Certificate
Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6	Knowledge

In this Agreement, references to a Party’s knowledge or awareness and similar references mean the knowledge of the current officers of such Party after reasonable inquiry.

ARTICLE 2
PURCHASE AND SALE AND CLOSING
2.1	Purchase and Sale

The Vendors hereby agree to assign, sell, transfer, convey and set over to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendors, the Assets subject to and in accordance with the terms of this Agreement.

2.2	Closing

Closing shall take place at the Closing Place at the Closing Time. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of the Vendors’ interest in and to the Assets shall pass from the Vendors to the Purchaser at the Closing Time.

2.3	Consideration
(a)	The consideration (the “Consideration”) to be paid by the Purchaser to the Vendors for the Vendors’ interest in and to the Assets shall be the issuance and delivery of an aggregate of 63,417,143 Shares plus an aggregate amount of cash equal to $13,419,558 USD to the Vendors as follows plus any Post Execution GG&L (as defined below):
(i)	Vendor A, Zero Shares plus $ -0- USD in cash;

(ii)	Vendor A-2, 2,846,451 Shares plus $602,331USD in cash;

(iii)	Vendor A-3, 16,299,778 Shares plus $3,449,159 USD in cash;

(iv)	Vendor B, 11,630,140 Shares plus $2,461,028 USD in cash; and

(v)	Vendor C, 32,640,775 Shares plus $6,907,041 USD in cash.

(vi)	The allocation of the Consideration among the Vendors will be adjusted as of the Closing Time based upon the relative increase in value of the Assets attributed to any Post Execution GG&L.
(b)	At Closing, the Purchaser shall cause to be delivered to each of the Vendors a share certificate in the name of such Vendor representing the number of the Shares to be issued to such Vendor and the Purchaser shall cause each of the Vendors to be recorded and registered in the share register of the Purchaser as the registered holder of such number of the Shares.

(c)	The value of the Consideration shall be allocated among the Assets as set forth in Schedule “C” and any Post Execution GG&L will be allocated to the Prospects on which such costs are expended. The value of the Shares shall be deemed to be CA $0.35 per Share.

(d)	The cash portion of the Consideration is intended to allow the Vendors to recover the expenditures made by them pertaining to the acquisition, ownership, and maintenance of the Leases included in each of the Prospects, together with the costs and expenses incurred and paid by the Vendors in connection with the geological and geophysical analysis and development of the Prospects included in the Assets incurred prior to the date of this Agreement (such cash amount is referred to herein as “GG&L” and is allocated among the Prospects on Schedule “C”). Following the date of this Agreement until the Closing Date, the Vendors may continue to acquire Leases on lands included within the area covered by one or more Prospects (the “Additional Leases”), and to the extent that the Vendors continue to incur and pay costs and expenses in connection with the acquisition of Additional Leases and the maintenance of Leases already held by the Vendors, the Vendors are entitled to reimbursement of all of such costs and expenses so incurred and paid as a part of the Consideration contemplated in this Section 2.3; provided, however, that following the date of the this Agreement until the Closing Date, the Vendors cannot incur such costs in excess of $2,000,000 in the aggregate or $200,000 in any individual incurrence without the prior consent of AEC. Such additional costs and expenses related are referred to herein as the “Post Execution GG&L.” The cash portion of the Consideration shall be allocated among the respective Vendors in the proportion that the aggregate GG&L of the Prospects contributed by each of the Vendors bears to the aggregate GG&L of all of the Prospects as set forth on Schedule “C.”
2.4	Deliveries at Closing
(a)	At Closing, the Vendors shall deliver the following:
(i)	Conveyances for the Assets in the form set forth in Schedule “B” hereto, duly executed by the appropriate Vendors in sufficient counterparts for filing in the counties and parishes where the Assets are located;

(ii)	duly executed counterparts of the Participation Agreement in the form set forth as Schedule F hereto;

(iii)	such other items, including executed general conveyance documents sufficient to transfer the Assets not conveyed by the Conveyances, as may be specifically required by this Agreement.
(b)	At Closing, the Purchaser shall deliver the following:
(i)	share certificates in the name of each of the Vendors as set forth in Section 2.3 hereof;

(ii)	cash in the amounts specified in Section 2.3(a) by wire transfer of immediately available funds;

(iii)	duly executed counterparts of the Participation Agreement in the form set forth as Schedule “F” hereto; which may be executed by a wholly-owned subsidiary of Purchaser to which Purchaser has assigned its interest in the Assets pursuant to Section 11.4; and

(iv)	such other items as may be specifically required by this Agreement.

2.5	Post Closing Deliveries

In addition to the deliveries made under Section 2.4 hereof, at any time within 15 business days of the Closing pursuant to the Purchaser’s reasonable request, the Vendors shall deliver to the Purchaser possession of the Records.
ARTICLE 3
CONDITIONS OF CLOSING
3.1	Purchaser’s Conditions of Closing

The purchase of the Assets by the Purchaser is subject to the following conditions precedent for the exclusive benefit of the Purchaser, which may be waived in whole or in part by the Purchaser by written notice to the Vendors at or prior to Closing:
(a)	all necessary shareholder and regulatory approval for the purchase of the Assets by the Purchaser shall have been obtained including, without limitation, TSXV and shareholder approval, and such further approvals as may be necessary or required by law or contract to consummate the transaction contemplated by this Agreement;

(b)	the representations and warranties of the Vendors set forth in this agreement shall be true and correct in all material respects on and as of the Closing Time, with the same force and effect as though such representations and warranties had been made or given at and as of the Closing Date;

(c)	the Vendors shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by the Vendors is required prior to or at the Closing Date;

(d)	no material suit, action, or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

(e)	the Purchaser shall have completed a due diligence review of the Assets and shall have obtained satisfactory results therefrom as determined by the Purchaser in its sole discretion; and

(f)	the Purchaser shall have obtained binding commitments from investors to purchase securities of the Purchaser on or before the Closing Time such that the Purchaser will realize gross proceeds of at least USD $45 million (the “Financing”). To the extent applicable, the price per security will be determined in accordance with the policies of the TSXV and will be acceptable to the Purchaser, acting reasonably.
If any of the foregoing conditions has not been complied with, or waived by the Purchaser at or before the Closing Time the Purchaser may, in addition to any other remedies which it may have available to it, terminate its obligations to purchase the Assets by written notice to the Vendors at or prior to the Closing Time specifying the conditions which have not been satisfied and, in such event, the Purchaser shall be released and discharged from all further obligations hereunder, other than those contained in Section 10.1 and Article 11.

3.2	Vendors’ Conditions on Closing

The sale of the Assets by the Vendors is subject to the condition precedent, for the exclusive benefit of the Vendors, that the Vendors shall have completed a due diligence review of the Purchaser and shall have concluded that no adverse material fact exists concerning the business or affairs of the Purchaser that has not been publicly disclosed, or disclosed to the Vendor in writing, prior to the date of the Information Circular. The Vendors may waive this condition in whole or in part by written notice to the Purchaser at or prior to October 15, 2006.

If the foregoing condition has not been complied with or waived by the Vendors by October 15, 2006, the Vendors may, in addition to any other remedies which they may have available to them, terminate their obligations to sell the Assets by written notice to the Purchaser at or prior to the close of the Business Day on October 15, 2006, specifying what conditions have not been satisfied and, in such event, the Vendors shall be released and discharged from all further obligations hereunder, other than those contained in Section 10.1 and Article 11.

The sale of the Assets by the Vendors is subject to the condition precedent, for the exclusive benefit of the Vendors, that the Purchaser shall have obtained binding commitments from investors with respect to the Financing.

The sale of the Assets by the Vendors is also subject to the following conditions precedent for the exclusive benefit of the Vendors and which may be waived in whole or in part by the Vendors by written notice to the Purchaser at or prior to Closing:
(a)	the representations and warranties of the Purchaser set forth in this agreement shall be true and correct in all material respects on and as of the Closing Time, with the same force and effect as though such representations and warranties had been made or given an and as of the Closing Date;

(b)	the Purchaser shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by the Purchaser is required prior to or at the Closing Date; and

(c)	no material suit, action, or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of Vendor

Each of the Vendors jointly and severally makes the following representations and warranties to the Purchaser, no claim in respect of which shall be made or be enforceable by the Purchaser unless written notice of such claim, with reasonable particulars, is given by the Purchaser to the Vendors within a period of twenty-four (24) months from the Closing Time:
(a)	each Vendor is duly organized and validly existing under the laws of its jurisdiction of organization, is authorized to carry on business in the jurisdiction in which the Lands are located, and now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of such Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)	the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, partnership, shareholders’ and directors’ actions with respect to each Vendor and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which such Vendor is bound;

(c)	the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which the Vendors are party, by which the Vendors are bound or to which the Assets are subject, nor under any judgment, decree, order, statute, regulation, rule or license applicable to the Vendors;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of each Vendor enforceable against each Vendor in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(e)	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by the Vendors of this Agreement, other than authorizations, approvals or exemptions from requirements therefor, previously obtained and currently in force;

(f)	none of the Vendors have incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction to be effected by it for which the Purchaser shall have any obligation or liability;

(g)	except for the Permitted Encumbrances, the Assets are free and clear of all liens, mortgages, royalties, encumbrances, net profits interests, options, security interests or other burdens or adverse claims created by, through or under the Vendors and, to the knowledge of the Vendors, by Third Parties;

(h)	there are no judgments and no claims, proceedings, actions or lawsuits in existence or, to the Vendors’ knowledge, contemplated or threatened against or with respect to the Assets;

(i)	the sale of the Assets pursuant hereto is not subject to (i) any rights of first refusal which have not been waived by the holder thereof, or similar pre-emptive rights created by, through or under the Vendors or (ii) any other transfer restriction;

(j)	as of the Closing Time, there are no AFEs, unit budget or similar financial commitments which have not already been disclosed and as are included in Schedule “E”, pursuant to which expenditures by the Purchaser in respect of the Assets are or may be required after the Closing Time; .

(k)	to the Vendors’ knowledge, each of the Vendors has given the Purchaser access to all written information in its possession relating to Environmental Liabilities and Abandonment and Reclamation Obligations;

(1)	none of the Vendors have received actual notice, written or oral, of:
(A)	any material non-compliance in relation to the Assets with any law; or

(B)	any claim in relation to the Assets by any Third Party of material Environmental Liabilities (including pollution) or material Abandonment and Reclamation Obligations;
(m)	the Leases, Easements and Contracts are in full force and effect, and none of the Vendors is, and to the Vendors’ knowledge no other party is, in breach of any Lease Easement or Contract and to the Vendors’ knowledge no default exists thereunder;

(n)	(i) none of the Leases contain royalty provisions (other than those allowing a lessor the right to take in kind and other than royalties due to governmental entities) requiring the payment of royalty on any basis other than proceeds actually received by the lessee, (ii) there are no Leases that are subject to a fixed term of duration, (iii) there are no unfulfilled drilling obligations affecting the Leasehold Interests, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a Lease, (iv) all royalties, rentals and other payments due in respect of the Leases have been timely paid and all other conditions necessary to keep such properties and interests in full force and effect during their primary term, and thereafter if commercial production has been established thereon or on lands pooled therewith, have been fully performed; (v) except as otherwise noted on Schedule D, there are no limitations as to the depths covered or minerals to which the Leases to apply; and (vi) except as otherwise noted on Schedule D, there are no restrictions on the Purchaser’s ability to utilize the surface of the Leases, to conduct operations on the Leases, or to have access to the Leases that would have an adverse effect, individually or in the aggregate on the value of any of the Assets or on the Purchaser’s ownership or operation thereof;

(o)	(i) None of the Contracts subject all or any portion of the Assets to any tax partnership or to any obligation requiring a partnership income tax return to be filed under the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute; (ii) none of the Contracts will subject the Purchaser to any area of mutual interest, non competition or similar provision restricting the Purchaser from independently conducting operations in any geographic area; and (iii) the Contracts include all contracts and agreement that are material to the ownership and operation of the Assets, as currently owned and operated;

(p)	the Vendors have obtained all governmental permits, licenses and other authorizations required to own and operate the Assets; all such authorizations are in full force and effect; and to the Vendors’ knowledge no violations exist thereunder;

(q)	all ad valorem, property, production, severance, sales, use, windfall profits and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the Assets have been, or will be, paid timely and all tax and information returns to tax authorities required to be filed with respect to the Assets have been, or will be, filed timely;

(r)	the Vendors own and have the right to use without any limitations or restrictions (including without limitation restrictions related to transfers to, or use by, third parties), all technology, processes, maps, seismic records, shot points, field notes, interpretations and programs, geological and geophysical information and libraries included as part of the Assets and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights or breach any agreements with Third Party vendors or require payments of additional sums to such persons;

(s)	none of the Vendors, their Affiliates nor anyone acting on their behalf has issued, sold or offered any security of the Purchaser to any person under circumstances that would cause the sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”);

(t)	each of the Vendors understands that the offering and sale of the Shares pursuant to this Agreement has not been registered under and is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D thereunder and each Vendor acknowledges that each certificate representing the Shares shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AND MAY NOT BE SOLD TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE .

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL .

(u)	each of the Vendors is an “accredited investor” (as defined in Regulation D under the Securities Act) and has truthfully and accurately completed the certificate attached hereto as Schedule “G” indicating the basis on which it is representing its status as an “accredited investor;”

(v)	each of the Vendors is acquiring the Shares to be acquired hereunder for its own account, for investment and not with a view to the public resale or distribution thereof in violation of any securities law; and

(w)	each Vendor (A) has been furnished with or has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, (B) has had an opportunity to discuss with management of the Purchaser the intended business and financial affairs of the Purchaser and to obtain information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to him or to which he had access, (C) can bear the economic risk of (I) an investment in the Shares indefinitely and (II) a total loss in respect of such investment and (D) has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment.
4.2	Representations and Warranties of the Purchaser

The Purchaser makes the following representations and warranties to the Vendors, no claim in respect of which shall be made or be enforceable by the Vendors unless written notice of such claim, with reasonable particulars, is given by the Vendors to the Purchaser within a period of twenty-four (24) months from the Closing Time:
(a)	The Purchaser is a corporation duly formed and validly existing under the laws of the jurisdiction of organization of the Purchaser, as of Closing will be authorized to carry on business in the jurisdiction in which the Assets are located, and, subject to obtaining all necessary shareholder and regulatory approval, now has good right, full power and absolute authority to purchase the interest of the Vendors in and to the Assets according to the true intent and meaning of this Agreement;

(b)	the execution and delivery of this Agreement has been duly and validly authorized by any and all requisite corporate and directors’ actions and, following shareholder approval thereof, will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other constating document to which the Purchaser is bound;

(c)	the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which the Purchaser is party or by which the Purchaser is bound, nor under any judgment, decree, order, statute, Regulation, rule or license applicable to the Purchaser;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).;

(e)	subject to shareholder and regulatory approval, the Purchaser is authorized to issue and deliver the Shares to the Vendors, the rights, privileges, restrictions and conditions of which are defined in the articles of incorporation of the Purchaser;

(f)	the Purchaser (A) has been furnished with or has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Assets, (B) has had an opportunity to discuss with management of the Vendors the financial status of the Assets and to obtain information (to the extent the Vendors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchase or to which it had access, (C) can bear the economic risk of (I) an investment in the Assets indefinitely and (II) a total loss in respect of such investment and (D) has such knowledge and experience in oil and gas exploration, drilling and development matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Assets and to protect its own interest in connection with such investment. In addition, by the Purchaser’s having had full access to all data in the possession of the Vendors regarding the Assets, the Purchaser exercising its own judgment has made its own evaluation and decisions regarding the Assets and has not relied upon the analyses performed by the Vendors in making its decision to acquire the Assets; provided that nothing in this paragraph shall operate to relieve the Vendors from their obligations under this Agreement or any liability they may have for any breach of a representation or warranty made by the Vendors in this Agreement;

(g)	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by the Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirements therefor, previously obtained and currently in force; and

(h)	the Shares issued to each of the Vendors pursuant to the terms of this Agreement shall be issued as fully paid and non-assessable shares of the Purchaser.
ARTICLE 5
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES
5.1	The Vendors’ Indemnities for Representations and Warranties

The Vendors shall be jointly and severally liable to the Purchaser for and shall, in addition, indemnify the Purchaser, its Affiliates, and all of its and their respective shareholders, partners, members, directors, officers, managers, employees, agents and representatives (the “Purchaser Indemnified Parties”) from and against all Losses and Liabilities arising out of, relating to or resulting from any breach by any of the Vendors of any of the representations and warranties contained in section 4.1 or any covenant or agreement of any Vendor contained in this Agreement.

5.2	Purchaser’s Indemnities for Representations and Warranties

The Purchaser shall be liable to the Vendors for and shall, in addition, indemnify the Vendors, their Affiliates, and all of their respective shareholders, partners, members, directors, officers, managers, employees, agents and representatives (the “Vendor Indemnified Parties”) from and against all Losses and Liabilities arising out of, relating to or resulting from any breach by any of the Purchaser of any of the representations and warranties contained in section 4.2 or any covenant or agreement of the Purchaser contained in this Agreement.

5.3	Time Limitation

No claim under this Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twenty-four (24) months from the Closing Time.
ARTICLE 6
PURCHASER’S INDEMNITIES
6.1	General Indemnity

The Purchaser shall be liable to the Vendors for and shall, in addition, indemnify the Vendors from and against all Losses and Liabilities suffered, sustained, paid or incurred by the Vendors which arise out of any matter or thing occurring or arising from and after the Closing Time and which relates to the Assets (other than any interest in the Assets assigned to the Vendors following Closing), provided that the Purchaser shall not be liable to the Vendors under this Section 6.1 in respect of Losses and Liabilities for which the Vendors have agreed to indemnify the Purchaser Indemnified Parties under Section 5.1 hereof.

6.2	Environmental Matters

The Purchaser shall be liable to the Vendors for and shall, in addition, indemnify the Vendors from and against all Losses and Liabilities suffered, sustained, paid or incurred by the Vendors which pertain to Environmental Liabilities pertaining to or caused by the Assets or operations thereon or related thereto (other than any interest in the Assets assigned to the Vendors following Closing), however and by whomsoever caused, and whether such Environmental Liabilities occur or arise in whole or in part, from and after the Closing Time; provided that the Purchaser shall not be liable to the Vendors under this Section 6.2 in respect of Losses and Liabilities for which the Vendors have agreed to indemnify the Purchaser Indemnified Parties under Section 5.1 hereof.
ARTICLE 7
STATEMENT OF OBLIGATIONS/COMMITMENTS
7.1	Conduct of Business Prior to Closing
(a)	Each Vendor agrees that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by the Purchaser, to:
(i)	operate and maintain the Assets in the usual, regular and ordinary manner consistent with past practice;

(ii)	maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual practices of each such Vendor;

(iii)	not enter into any contract or agreement related to the Assets that if entered into prior to the date of this Agreement, would be required to be listed in a schedule attached to this Agreement, or materially amend or change the terms of any of the Contracts; and

(iv)	not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets.
(b)	Each Vendor will notify the Purchaser promptly after the discovery by such Vendor that any representation or warranty of such Vendor contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

(c)	From and after the date hereof and through the Closing Date, each Vendor will provide the Purchaser and its representatives reasonable access during normal business hours to the Assets and the books and records relating to the Assets for review by the Purchaser.
7.2	Adjustments
(a)	Except as otherwise provided in this Article 7 and subject to all other provisions of this Agreement, the Parties will adjust and apportion expenditures and revenues of every kind and nature incurred, payable or paid in respect of the Assets including royalties, property taxes, and taxes and assessments (other than income taxes), as at the Closing Time.

(b)	The Vendors are entitled to the revenues and benefits from the ownership and operation of the Assets accrued prior to the Closing Time and are responsible for and will pay for the expenditures pertaining to the ownership, operation and development of the Assets incurred prior to the Closing Time; provided, however, that following the date of this Agreement until the Closing Date, the Vendors may continue to acquire Leases on lands included within the area covered by one or more Prospects, and to the extent that the Vendors continue to incur and pay costs and expenses in connection with the acquisition of Additional Leases and the maintenance of Leases already held by the Vendors (both of which are contemplated to occur), the Vendors shall be entitled to reimbursement as provided in Section 2.3; provided that the Vendors shall not incur such cost in excess of $2,000,000 in the aggregate or $200,000 in any individual incurrence without the prior consent of the Purchaser.

(c)	The Purchaser is entitled to the revenues and benefits from the ownership and operation of the Assets accrued from and after the Closing Time and is responsible for and will pay for the expenditures pertaining to the ownership, operation and development of the Assets incurred from and after the Closing Time, subject to the Participation Agreement.

(d)	To the extent that any of the Leases in a Prospect terminates, for any reason, prior to the Closing, there shall be a downward adjustment of the cash consideration payable to the Vendors based upon the acquisition and maintenance costs attributable to the terminated Lease; provided, however, that if the downward adjustment is less than $20,000, there shall be no downward adjustment, anything in the foregoing to the contrary notwithstanding. Prior to the Closing Time, each of the Vendors shall deliver to the Purchaser a written interim statement of obligations and commitments, including all applicable taxes, surface and mineral lease bonus, rentals and any similar payments made or required to be made by any of the Vendors to purchase or to preserve any of the Leases or any Easement, under this Agreement, including lease brokers’ expenses, legal fees and other related costs, and each of the Vendors will make available to representatives of the Purchaser all information necessary for the Purchaser to confirm the calculations in the statement as included in Schedule “E”. The Parties will cooperate in settling the adjustments and payment to be made on an interim basis, and the amount so agreed will be employed for the purposes of the Closing and completion of the transactions contemplated by this Agreement.

(e)	Within 60 days following the Closing Time, the Parties will cooperate in preparing a final statement of all obligations, commitments and payments to be made pursuant to this Agreement. Upon agreement as to all adjustments and payments to be made, the net amount will be remitted by the Party who in the net result is obliged to make payment.

(f)	Notwithstanding the preceding subsection, each Party will have the right, within the later of three months following the distribution of the final statement of adjustments by the Vendors or six months following the Closing Time, to examine, copy and audit the records of the other relative to the Assets for the purpose of effecting or verifying adjustments required under this Article. The auditing Party will, upon reasonable notice, conduct that audit at its sole expense during normal business hours at the offices of the audited Party or at such other premises where those records are maintained. Any material claims of discrepancies disclosed by that audit will be made in writing to the audited Party within two months following the completion of that audit. That Party will respond in writing to any such claims within three months of the receipt of notice of those claims.

(g)	All payments made after the Closing Time are to be paid within 30 days after the amount is determined and, if not paid within the 30 days, will thereafter bear interest until paid at a rate of interest equal to the Prime Rate plus 1% compounded annually.

(h)	Notwithstanding when Closing occurs, the Vendors shall perform the accounting and continue to collect, prepare, file and complete the information, reports, forms and documents normally required to be collected, prepared, filed and completed in the ordinary course of business for the entire month in which Closing occurs.
ARTICLE 8
POST-CLOSING OBLIGATIONS
8.1	Post-Closing

In the event that for any reason, the Parties are unable on the Closing Date to cause the Purchaser to become the recognized holder of any of the Assets in the place and stead of the Vendors, then the Vendors shall:
(a)	Standard of Care: hold and stand possessed of such Assets fully on behalf of the Purchaser, as bare trustee, and receive and hold all proceeds, benefits and advantages accruing in respect of the Assets fully for the benefit, use and ownership of the Purchaser, and cause such proceeds to be delivered to the Purchaser as soon as reasonably possible;

(b)	Notices from Third Parties: in a timely manner, deliver to the Purchaser all third party notices and communications received by it in respect of such Assets;

(c)	Notices to Third Parties: in a timely manner, deliver to third parties all such notices and communications as the Purchaser may reasonably request and all such monies and other items as the Purchaser may reasonably provide in respect of such Assets;

(d)	General: as agent of the Purchaser, do and perform all such acts and things and execute and deliver all such agreements, notices and other documents and instruments, as the Purchaser may reasonably request in writing for purposes of facilitating the exercise of rights incidental to the ownership of such Assets or required by any government or regulatory agency of appropriate authority having jurisdiction.
The Purchaser shall pay all invoices, cash calls and bills forwarded to it by the Vendors which pertain to the Assets in respect of any period after the Closing Time.

8.2	Liability

The Vendors shall not be liable to the Purchaser for any loss or damages suffered, sustained, paid or incurred by the Purchaser in connection with the arrangements established by section 8.1, except to the extent that the loss or damage is caused by the Vendors’ gross negligence or its willful misconduct. The Purchaser shall:
(a)	be liable to the Vendors for all losses whatsoever which the Vendors may suffer, sustain, pay or incur; and

(b)	indemnify and save harmless the Vendors and each of their directors, officers, servants, agents, consultants and employees from and against any claims and losses whatsoever which may be brought against or suffered by any of them or which they may sustain, pay or incur arising out of the non-performance by the Purchaser of its obligations under section 8.1. An action or omission of the Vendors or any of their directors, officers, servants, agents or employees shall not be regarded as gross negligence or willful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser. Nothing in this section 8.2 shall be construed as extending or restricting or limiting in any manner any of the other covenants, warranties, representations or other obligations of the Parties under this Agreement.
ARTICLE 9
TERMINATION
9.1	Right of Termination

This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:
(a)	by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 3.1 have not been satisfied on or before December 31, 2006 (the “Termination Date”);

(b)	by the Vendors, at the Vendors’ option, if any of the conditions set forth in Section 3.2 have not been satisfied on or before the Termination Date;
provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (a) or (b) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.

9.2	Effect of Termination

If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.1 hereof, then, except as provided in this Section 9.2, Section 10.1 and Article 11, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder; provided that if Purchaser is entitled to receive the Termination Fee as liquidated damages pursuant to Section 9.2(b), then such retention shall constitute full and complete satisfaction of any and all damages Purchaser may have against the Vendors.
ARTICLE 10
CONFIDENTIALITY
10.1	Confidentiality

Further to recent discussions between the Vendors and the Purchaser regarding the Assets, the Parties have or will be supplying each other with information which includes, but is not limited to, financial, geological, geophysical, engineering, environmental and land data concerning the Assets or the Purchaser, as applicable, which is either non-public, confidential, or proprietary in nature (referred to hereinafter as the “Confidential Information”). As used herein, the term “Receiving Party” refers to the Party receiving Confidential Information and the term “Disclosing Party” refers to the Party disclosing Confidential Information. Confidential Information may be in any form whatsoever, including, without limitation, writings, computer code or programs, logic diagrams, component specifications, drawings, or other media, and may be in writing, oral, tangible or intangible and includes all notes, analyses, summaries or studies prepared by the receiving party from the disclosed information.

In consideration of the mutual exchange of Confidential Information between the Vendors and the Purchaser, and in consideration of the Parties’ desire to be assured that confidentiality shall be maintained subsequent to the Closing, each of the Parties hereby agrees on behalf of itself and its employees, directors, consultants and advisors, as follows:
(a)	the Confidential Information shall be kept in strict confidence and shall be used only for the purpose of evaluating the technical and financial aspects of the Assets or the Purchaser, as applicable. The Confidential Information shall not be disclosed to any person other than such of the Parties’ directors, employees, consultants and advisors who are directly involved with and require access to such information in connection with the proposed acquisition. If the Confidential Information is disclosed to any of the Parties’ directors, employees, consultants or advisors, such persons shall be informed of the confidential nature of the information and agree to be bound by this Agreement prior to disclosure of the confidential information unless as otherwise agreed and which agreement shall not be unreasonably withheld. The Receiving Party shall be directly responsible to the Disclosing Party for the compliance of its representatives hereunder and shall be responsible for any breach of any of the terms or conditions hereof by such representatives;

(b)	the Parties agree that all rights to Confidential Information disclosed pursuant to this Agreement are reserved to the Disclosing Party and no license or conveyance of any intellectual property rights is granted or implied by the Disclosing Party to the Receiving Party;

(c)	the restrictions set forth in paragraph (a) shall not apply to any part of the Confidential Information which:
(i)	was, at the time of disclosure generally available to the public other than as a result of disclosure by the Receiving Party in breach of this Agreement; or

(ii)	was, at the time of disclosure, as shown by the Receiving Party’s records, already in such Party’s possession on a lawful basis;
(d)	prior to the Closing, the Vendors shall not, and shall direct such of its directors, employees, consultants and advisors who have access to the Confidential Information, to not, disclose to any person any of the terms, conditions or other facts with respect to any possible transaction concerning the Assets.

(e)	at any time, upon the request of the Purchaser, the Vendors shall return the Confidential Information to the Purchaser, and shall not retain any copies, extracts or other reproductions nor any materials derived from such Confidential Information.

(f)	following the Closing, the Vendors shall keep the Confidential Information provided to the Purchaser and all other information regarding the Assets in strict confidence and shall not disclose such information to any other person;

(g)	the Parties shall be entitled to disclose Confidential Information to the extent required by an order issued by a court, or regulatory body or competent jurisdiction, provided that the Receiving Party shall;
(i)	provide to the Disclosing Party reasonable advance written notice of any such requirement for disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy;

(ii)	consult with the Disclosing Party, if requested, on the advisability of taking legally available steps to resist or narrow such order; and

(iii)	take such steps as are reasonably necessary and available to maintain confidentiality with the court, stock exchange or regulatory body;
(h)	each of the Parties acknowledge and agree that a Disclosing Party will be irreparably injured by a breach of obligations contained in this Article 10, which could not be adequately compensated for by damages. The Disclosing Party shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Article 10. Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or at equity; and

(i)	following the Closing, the Purchaser shall not be subject to this Section 10.1 with respect to the Assets acquired at Closing.
10.2	Non-Competition.

The Purchaser agrees that if the transaction contemplated by this Agreement does not close for any reason, for a period to two (2) years following the termination of the Agreement the Purchaser shall not engage in any competition with any of the Vendors with respect to the acquisition of leases within any Prospect AMI, and this covenant shall survive the termination of this Agreement for such two year term.
ARTICLE 11
GENERAL
11.1	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
11.2	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of the Vendors in and to the Assets to the Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

11.3	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

11.4	Assignment of Assets

Each of the Vendors hereby acknowledges that the Purchaser may wish to assign its interest in the Assets to a wholly-owned subsidiary of the Purchaser, and each of the Vendors hereby consents to such assignment. If the Purchaser determines to make such assignment prior to the Closing Time, the Vendors shall transfer title to the Assets into the name of the Purchaser’s assignee.

11.5	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

11.6	Expenses

Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Vendors or the Purchaser in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

11.7	Assignment

Except as contemplated by Section 11.4, this Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

11.8	Publicity

The Parties shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, no Party shall issue any such press release or other publicity without the prior written consent of the other Parties, which shall not be unreasonably withheld.

11.9	Time of Essence

Time shall be of the essence in this Agreement.

11.10	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor -	SKH Management L.P. SKH Management II, L.P., and SKHManagement III, L.L.C. Suite 500, 7700 San Felipe Drive Houston, Texas 77063

Attention: Paul J. Sigmund, President Fax: +1.713.782.1485 and +1.713.785.6591

Vendor-	SKH Energy Fund L.P. Suite 500, 7700 San Felipe Drive Houston, Texas 77063

Attention: Paul J. Sigmund, President Fax: +1.713.782.1485 and +1.713.785.6591

Vendor-	Antares Exploration Fund L.P. Suite 500, 7700 San Felipe Drive Houston, Texas 77063

Attention: Paul J. Sigmund, President Fax: +1.713.782.1485 and +1.713.785.6591

Purchaser -	Ausam Energy Corporation Suite 1430, 1122 Fourth Street S.W. Calgary, Alberta T2R 1M1

Attention: Mark Avery, Chairman, President and CEO Fax: +1.403.206.1457
All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:
(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c)	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing.
A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

11.11	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.12	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

11.13	Amendment

Subject to all required approval therefore, this Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

11.14	Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by the Vendors and the Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by the Vendors and the Purchaser.
IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

THE VENDORS

SKH Management, L.P.		SKH Management II, L.P.

Per:	/s/ Paul J. Sigmund	Per:	/s/ Paul J. Sigmund

SKH Management III, L.L.C.		SKH Energy Fund, L.P.

Per:	/s/ Paul J. Sigmund	Per:	/s/ Paul J. Sigmund

Antares Exploration Fund, L.P.

Per:	/s/ Paul J. Sigmund

THE PURCHASER:

AUSAM ENERGY CORPORATION

Per:	/s/ Mark G. Avery

Chairman President CEO

SCHEDULE “A”
ATTACHED TO AND FORMING PART OF AN ASSET PURCHASE AGREEMENT DATED THE 15th DAY OF SEPTEMBER •, 2006
BETWEEN SKH MANAGEMENT L.P. ET AL., AS VENDORS AND AUSAM ENERGY CORPORATION, AS PURCHASER

LANDS AND PETROLEUM AND NATURAL GAS RIGHTS

Prospect.	Propect	Gross Lease	Net Lease		Lease	Target Objective
Number	Name	Acreage	Acreage		Description	(Estimated TD)

•1	• Iola	13,093	12,433		• Grimes County, TX 18 lessors	CV Bossier (20,000-ft)

•2	Nolte Marsh•	320	190		Liberty County, TX • 3 lessors	Yegua Cook Mountain (14,000-ft)

3	Wetherford	1,008	251		Liberty County, TX 10 lessors	Yegua Cook Mountain (14,000-ft)

4	Wiseman	360	154		Liberty County, TX ??????????	Yegua Cook Mountain (14,000-ft)

5, 6, 7	Patch I, II, III	8,893	4,714		Starr- County, TX 72 lessors	Reklaw (Wilcox) (9,000-ft)

8	East Maben	471	528	(???)	Oktibbeha County, MS 12 lessors	Upper Knox (15,100-ft)

9	Bideman Gully	2,122	2,097		Acadia Parish, LA 94 lessors	Upper Wilcox (19,000-ft)

10	Constitution	1,339	1,313		Jefferson County, TX 29 lessors	Deep Yegua (16,000-ft)

Prospect.	Propect	Gross Lease	Net Lease	Lease	Target Objective
Number	Name	Acreage	Acreage	Description	(Estimated TD)

11	Z Sand	210	210	Duval County, TX 2 lessors	Wilcox “Z” Sand (17,000-ft)

12	Rosita	456	456	Duval County, TX 12 lessors	Wilcox “S” Sand (15,000-ft)

13	Saudi	7,738	7,738	Perry County, MS 130 lessors	Norphlet (23,000-ft)

14	Plantation	9,307	6,813	Lowndes County, MS 76 lessors	Ordovican (13,000-ft)

15	Sugar Grove	6,917	5,976	Logan County, AR 93 lessors	Arbuckle (17,000-ft)

16	Hoffman Creek	975	975	Duval County, TX 8 lessors	Wilcox (18,000-ft)

17	Womack Hills	1,733	1,469	Clarke County, AL 51 lessors	Smackover (12,500-ft)

18	Oak Grove	2,161	2,121	Bienville Parish, LA 9 lessors	Bossier (17,000-ft)

2

SCHEDULE “B” ATTACHED TO AND FORMING PART OF AN ASSET PURCHASE AGREEMENT DATED THE 15th DAY OF SEPTEMBER •, 2006 BETWEEN SKH MANAGEMENT L.P. ET AL., AS VENDORS AND AUSAM ENERGY CORPORATION, AS PURCHASER

FORM OF CONVEYANCE
CONVEYANCE

as Assignor
AND
as Assignee

CONVEYANCE
     THIS CONVEYANCE (this “Conveyance”), effective as of                      (the “Effective Time”), is made by                     , a                      and                     , a                    (collectively, “Assignor”), whose address for notice purposes is                      to                     , a                      (“Assignee”), whose address for notice purposes is                                       .
ARTICLE I
Granting and Habendum
     For ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, transfer, convey, set over, assign and deliver unto Assignee, its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth herein, the Assets. The term “Assets” shall mean all of Assignor’s right, title and interest in and to the following:
     [Insert Description of Assets.]
     TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee and to its successors and assigns, forever, subject to the matters set forth herein.
ARTICLE II
No Warranty and Disclaimers
     Section 2.01 No Warranty of Title. This Conveyance is made without warranty of title of any kind whatsoever, express, implied or statutory, and without recourse, even as to the return of the purchase price or other consideration, except for claims by, through or under Assignor or its affiliates and subject to the Permitted Encumbrances. This Conveyance is made by Assignor with full substitution and subrogation of Assignee, and all persons claiming by, through and under Assignee, to the extent assignable, in and to all covenants and warranties by Assignor’s predecessors in title and with full subrogation of all rights accruing under the statutes of limitation or prescription under the laws of various states in which each Asset is located. This Conveyance is subject to that certain Asset Purchase Agreement dated September 15, 2006, by and between Assignor and Assignee (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Purchase Agreement.
     Section 2.02 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR MADE IN THE PURCHASE AGREEMENT, ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS

BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR, EXCEPT AS SPECIFICALLY REPRESENTED BY ASSIGNOR IN THE PURCHASE AGREEMENT, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR MADE IN THE PURCHASE AGREEMENT, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY WAIVES, AS TO PERSONAL PROPERTY CONSTITUTING A PART OF THE ASSETS (IF ANY) (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF ASSIGNEE AND ASSIGNOR THAT THE PERSONAL PROPERTY INCLUDED IN THE ASSETS (IF ANY) SHALL BE CONVEYED TO ASSIGNEE, AND ASSIGNEE SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND ASSIGNEE REPRESENTS TO ASSIGNOR THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY AS ASSIGNEE DEEMS APPROPRIATE. ASSIGNOR AND ASSIGNEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
ARTICLE III
Miscellaneous
     Section 3.01 Construction. The captions in this Conveyance are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Conveyance. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Conveyance and as such they agree that if an ambiguity or question of intent or interpretation arises hereunder, this Conveyance shall not be construed more strictly against one party than another on the grounds of authorship.

     Section 3.02 Assignment. The rights and interest of any party to this Conveyance may be assigned in whole or in part. This Conveyance shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.
     Section 3.03 Governing Law. This Conveyance, other documents delivered pursuant hereto and the legal relations between the parties hereto shall be governed and construed in accordance with the laws of the State of                     , without regard to the principles of conflicts of laws, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Properties are located, shall apply.
     Section 3.04 Counterpart Execution. This Conveyance may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Conveyance are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Conveyance, but each counterpart shall be considered an original.
     Section 3.05 Recording. To facilitate the recording or filing of this Conveyance, the counterpart to be recorded in a given county may contain only that, portion of the exhibits that describes Assets located in that county. In addition to filing this Conveyance, the parties hereto shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument and to the extent that any such instrument conflicts with the terms hereof, the terms and provisions of this Conveyance shall control. The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.
     Section 3.06 Further Cooperation. After the Effective Time, Assignor agrees to execute and deliver, or cause to be executed and delivered, from time to time and without additional consideration, such further assignments or other instruments of conveyance as may be necessary to evidence the transfer of the Assets to Assignee in the manner contemplated by this Conveyance.

     IN WITNESS WHEREOF, this instrument is executed by the parties on the date of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:

Witnesses:

By:

Name:

Title:

ASSIGNOR:

Witnesses:

By:

Name:

Title:

ASSIGNEE:

Witnesses:

By:

Name:

Title:

STATE OF	§
§
COUNTY OF	§
     BE IT REMEMBERED, THAT I, the undersigned authority, a notary public duly qualified, commissioned, sworn and acting in and for                     , and being authorized in such county and state to take acknowledgments, hereby certify that, on this                           day of                     , there personally appeared before me                     ,                      of                     , a                     , known to me to be such agent and attorney-in-fact, such corporation being a party to the foregoing instrument, and I hereby further certify as follows:

LOUISIANA	On this date before me, the undersigned authority, personally came and appeared , of , a , who signed said document before me in the presence of the two witnesses, whose names are thereto subscribed as such, being competent witnesses, and who acknowledged, in my presence and in the presence of said witnesses, that he signed the above and foregoing document as his own free act and deed on behalf of such corporation by authority of its and as the free act and deed of such and for the uses and purposes therein set forth.

TEXAS	This instrument was acknowledged before me on this day, by , of , a , on behalf of said .

ALABAMA	I, the undersigned notary in and for the said county and state, hereby certify that , whose name as the of , a , is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such agent and attorney-in-fact and with full authority, executed the same voluntarily, for and as the act of said .

MISSISSIPPI	Personally appeared before me, the undersigned authority in and for the said county and state, on this day within my jurisdiction, the within named , who acknowledged that he is of , a , and that for and on behalf of the corporation, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by the so to do.

ARKANSAS	I, the undersigned notary in and for the said county and state, hereby certify that , whose name as the of , a , is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such agent and attorney-in-fact and with full authority, executed the same voluntarily, for and as the act of said .

MICHIGAN	I, the undersigned notary in and for the said county and state, hereby certify that , whose name as the of , a , is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such agent and attorney-in-fact and with full authority, executed the same voluntarily, for and as the act of said .
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal in                     ,                     , on the day and year first above written.

Notary Public in and for the State of
Printed name of Notary:
Date commission expires:

SCHEDULE “F”

ATTACHED TO AND FORMING PART OF AN ASSET PURCHSASE AGREEMENT DATED THE 15th DAY OF SEPTEMBER, 2006, BETWEEN SKH MANAGEMENT L.P. ET AL., AS VENDORS AND AUSAM ENERGY CORPORATION, AS PURCHASER

FORM OF PARTICIPATION AGREEMENT
[attached]

PARTICIPATION AND RIGHT OF FIRST REFUSAL AGREEMENT

     THIS PARTICIPATION AND RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is made and delivered effective as of                     , 2006, by and among Ausam Energy Corporation, a body corporate incorporated pursuant to the laws of the Province of Alberta (“AEC”), SKH Management L.P., a Delaware limited partnership (“SKH Management”), SKH Management II L.P., a Delaware limited partnership (“SKH Management II), SKH Management III L.L.C., a Delaware limited liability company (“SKH Management III), SKH Energy Fund, L.P., a Delaware limited partnership (“SKH Energy”) and Antares Exploration Fund, L.P., a Delaware limited partnership (“Antares” and, together with SKH Management, SKH Management II and III and SKH Energy, collectively, the “Vendors”). Capitalized terms that are not otherwise defined in this Agreement shall have the meanings given to them in that certain Asset Purchase Agreement of even date herewith, by and among AEC and the Vendors (the “Purchase Agreement”).
RECITALS
     WHEREAS, Pursuant to the Purchase Agreement, the Vendors have agreed to sell to AEC the Assets, subject to the terms and conditions set forth in the Purchase Agreement; and
     WHEREAS, the execution of this Agreement is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement; and
     WHEREAS, the parties hereto desire to set forth herein their agreement and understanding regarding the Assets following the consummation of the transactions contemplated by the Purchase Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties hereby agree as follows:
I. AEC Obligations
1.1 Acknowledgment of Obligations. The parties hereto acknowledge that the Assets have been conveyed to AEC in accordance with the Purchase Agreement and that AEC has entered into a Contract Operating Agreement with Zackson Resources, Inc., for the purpose of developing the Assets. The parties further acknowledge and agree that subject to the obligations of Article III below, but without other obligation as to the timing thereof, AEC shall undertake the drilling of a well on each Prospect (each such well a “Test Well”) to the objective depth or a depth adequate to test the formation established by the parties for that Prospect as set forth in Schedule A to the Purchase Agreement (the “Objective Depth”). AEC shall bear 100% of the cost, risk and expense of each Test Well and, with respect to any Test Well on which AEC elects to undertake an attempt to complete the well, AEC shall bear all of the cost, risk and expense of completing, equipping and connecting the well to the tanks or to the pipeline of the purchaser of production. In the event that a Test Well fails to achieve the Objective Depth, AEC may (but shall not be obligated to) drill a substitute well therefor and bear 100% of the cost, risk and expense thereof, and any substitute well shall be deemed to be the Test Well for the Prospect upon the well’s achieving the Objective Depth. A failed Test Well may be subject to one or more substitute wells until one of the same reaches the Objective Depth for the Prospect on which the Test Well is located.
1.2 Assignment Obligation. Subject to the terms and conditions of this Agreement, the Purchaser is obligated to deliver to the Vendor which originally contributed the Prospect, as set forth on Schedule C of the Purchase Agreement, two assignments, each to be made at a different time: (A) a back-in interest in the initial Test Well on each Prospect (the “Test Well Back-in”), together with a like interest in Leases insofar as they cover the production unit or pooled unit allocated to the initial Test Well (the “Test Well Unit’), and (B) a conveyance of an interest in the balance of the Leases (excluding the Test Well Unit) included in the Prospect on which AEC undertakes the initial Test Well (the “Outside Acreage Conveyance”). The magnitude of the interests to be conveyed is described below in Sections 2.2 and 2.3.
1.3 Allocation of Assigned Interests. When assigned in accordance with this Agreement, the Test Well Back-in, as to both the Test Well and the Test Well Unit on a Prospect, on one hand, and the Outside Acreage Conveyance as to the balance of the Leases in a Prospect, on the other, are to be allocated to the respective Vendor which contributed the Prospect as set forth in Schedule C to the Purchase Agreement.
1.4 AEC controls Test Well. The parties acknowledge that the timing, procedures, operations, budget and all other aspects of undertaking a Test Well on any Prospect in order to initiate development of the Assets are in the sole control and discretion of AEC.
1.5 Maintenance of Ownership. Notwithstanding the preceding section, AEC hereby agrees, in order to protect the interests in the Leases to which the Vendors may be entitled under the terms of this Agreement (in their respective allocations according to their contributions of the Prospects as set forth in Schedule C thereof), (i) it will continue to maintain each Lease acquired by it pursuant to the Purchase Agreement in full force and effect until the earlier of (x) Payout, (y) sale of such Lease by AEC to a third party or (z) 36 months from and after the Closing; (ii) it will maintain ownership of at least 25% of the interest in each of the Leases conveyed to AEC pursuant to the Purchase Agreement free and clear of any lien, encumbrance or burden measured by or payable out of production incurred or imposed by AEC subsequent to its purchase of the same, except Permitted Encumbrances, and (iii) in the event that it sells or otherwise disposes of any of its interest in the Leases, any such sale or other disposition of all or any portion of the interest in each of the Leases conveyed to AEC pursuant to the Purchase Agreement shall be made subject to the rights of the Vendors as set forth in the Purchase Agreement and this Agreement.

II. Assignment of Interests
2.1 Assignments. With respect to each Prospect upon which AEC undertakes a Test Well, AEC shall be obligated to make two (2) assignments in accordance with Sections 2.2 and 2.3, respectively: First, the Outside Acreage Conveyance; and Second, an assignment of the Test Well Back-in. Each Outside Acreage Conveyance and each assignment of any Test Well Back-in in each case shall be subject to and the Vendors agree to be bound by a joint operating agreement substantially in the form of that which is attached to the Purchase Agreement as Schedule “G” with respect to each Prospect (the “Joint Operating Agreement”) designating AEC as “Operator,” and all operations conducted on each of the Prospects, after assignment of the Outside Acreage Conveyance, shall be governed by the applicable Joint Operating Agreement. The Operator designated in the Joint Operating Agreement for a particular Prospect may be amended in order to name as Operator a party other than AEC. The Joint Operating Agreement shall become effective as of the Closing Date.
2.2 Outside Acreage Conveyance. Within seven (7) days following spudding in of a Test Well, AEC shall assign to the Vendor who originally assigned the Prospect to AEC pursuant to the Purchase Agreement the Outside Acreage Conveyance consisting of an undivided twenty-five per cent (25.0%) of the interest acquired by AEC in each of the Leases in the Prospect on which operations on the Test Well have commenced, except to the extent such Leases are included in the Test Well Unit. Thereafter, the Vendor who receives the Outside Acreage Conveyance in and to the Leases in the Prospect shall be responsible for all costs and expenses attributable to its interest therein subject to the provision of Section 2.5 below if a second well is proposed prior to Payout of the Test Well.
2.3 Test Well Back-in. When a Test Well achieves First Payout, as defined below, AEC shall execute and deliver to the Vendor which originally assigned the Prospect to AEC pursuant to the Purchase Agreement an assignment of an undivided twenty per cent (20.0%) interest in such Test Well and the Test Well Unit, together with a like interest in all of AEC’s interest in the Assets related to the Leases included in the Test Well Unit. The assignment shall provide that upon the occurrence of the Second Payout, as defined below, the interest in the Prospect to which the Vendor shall be entitled shall increase from an undivided twenty per cent (20.0%) to an undivided twenty-five per cent (25%).
2.4 Definitions and Payout Calculations. As used in this Agreement, the following terms shall be defined as follows:
(i)	“Payout” shall occur, with respect to any Test Well, in two phases. The “First Payout”, which shall trigger the obligation of AEC to assign the initial 20% Test Well Back-in to the Vendors, shall be deemed to occur on the first day of the calendar month following the month during which the cumulative Production Income from the Test Well (and, if applicable, the second well undertaken on the Prospect on which the Test Well is located, as set forth in Section 2.5 below) equals the cumulative Exploration and

Development Costs of such Test Well. The “Second Payout” shall be deemed to occur on the first day of the calendar month following the month during which the cumulative Production Income allocated to AEC from the Test Well and, if applicable, the second well undertaken on the Prospect on which the Test Well is located as set forth in Section 2.5, following the First Payout equals the Stock Value of the Prospect on which the Test Well is located.

(ii)	“Production Income” from any well shall mean the total proceeds realized from the sale of production from such well after excluding Existing Leasehold Burdens encumbering the production from the well.

(iii)	“Existing Leasehold Burdens” as to any well shall mean all royalties, overriding royalties, net profit interests, production or severance taxes and other burdens measured by or payable out of production from the well.

(iv)	“Exploration and Development Costs” of any Test Well shall include all of the actual (w) Drilling Costs, (x) Completion Costs, and (y) Operating Costs plus (z) the aggregate GG&L attributed in the Purchase Agreement to the Prospect on which the Test Well is located, together with the Post Execution GG&L attributable to the same Prospect as contemplated in the Purchase Agreement.

(v)	“Drilling Costs” with respect to a Test Well shall mean the costs of drilling up to the casing point and all pre-drilling activities associated therewith (including, without limitation, the costs of seismic data, preparing the location, title opinions as well as all other typical pre-drilling costs incurred by operators in similar circumstances).

(vi)	“Completion Costs” with respect to a Test Well shall mean the costs incurred after a well has been logged and a decision has been made to attempt a completion through the actual completion of the Test Well so that it is capable of producing oil and/or gas at the surface, including surface facilities located on the drill site of the Test Well and connection to the tanks or to the inlet flange of the gathering line located on the drill site (but not including any pipelines or other facilities located off of the drill site.

(vii)	“Operating Costs” of any Test Well shall include all costs incurred during the drilling, testing and completion of such well until it is capable of producing at the surface including, but not limited to:
     (1) labor and other services necessary for the drilling, testing and completion of such well;

     (2) materials, supplies, transportation, repairs, and replacements used in the drilling, testing and completion of such well; and
     (3) that portion allocated to such well in accordance with the usual and customary accounting practices of all other costs (including, but not limited to, overhead costs) which, pursuant to such accounting practices, is determined to be costs allocable to a drilling well (including a well undergoing completion).
(viii)	“Stock Value” means the value of the AEC stock issued to the Vendors with respect to a Prospect, as set forth on Schedule C of the Purchase Agreement, to which reference is here made for all purposes. To the extent that AEC disposes of any interest in a Prospect to a third party, the Stock Value set forth on Schedule C shall be deemed to be proportionately reduced by the fractional reduction of AEC’s interest in the Prospect.
2.5 Second Well Prior to Payout. If AEC undertakes a second well on a Prospect prior to Payout of the Test Well on the Prospect, the following shall apply:
(i)	AEC shall bear all of the cost, risk and expense of the second well notwithstanding the Outside Acreage Conveyance to the Vendors, and if the same is completed as a well capable of producing hydrocarbons, all Production Income from the second well on the Prospect shall be allocated to AEC until Payout shall have occurred as to the Test Well {not payout of the second well), at which point the Vendors who contributed the Prospect shall be entitled (A) to the assignments of the Test Well Back-in as provided in Section 2.3 , and (B) to have the option, but not the obligation, to pay to AEC their working interest share of the costs incurred and paid by AEC in the drilling, completion, testing and equipping of the second well, and connecting the same to the tanks or the pipeline of the purchaser of production, upon payment of which the Vendors shall be entitled to their proportionate working interest share in all production from the second well accruing from and after Payout of the Test Well on the Prospect. At Payout of the Test Well on a Prospect, if AEC has undertaken the drilling of a second well on the same Prospect, it shall invoice the Vendors who own an interest in the Prospect for the costs of the second well, as provided above, and the Vendors receiving such invoice shall have thirty (30) days after receipt thereof within which to pay the same, after payment of which the Vendors shall be entitled to their share of production from the second well on the Prospect undertaken by AEC effective as of and from Payout of the Test Well on the Prospect (and failure to pay the invoice in a timely manner will result in the Vendors’ not being entitled to share in the production from the second well on the Prospect, but without effect on the Vendor’s right to share in production from the Test Well or to participate in a third well on the Prospect if one is proposed). Accordingly, in the event that the Vendors fail to pay such invoice in a timely manner, the Vendors will promptly assign their interests in such second well and the Leases relating thereto insofar as they cover the associated production unit for such well to AEC. The election by the Vendors pursuant to this Section 2.5 shall govern and control over any right of the Vendors to participate in the second well proposed by AEC prior to Payout of the Test Well on the Prospect, or elect to go non-consent therein, under the applicable Joint Operating Agreement.

(ii)	The Parties shall make the tax election provided in the attached Annex A, which shall be appropriately completed and attached to and made a part of the applicable Joint Operating Agreement as Exhibit G thereto and referenced in Article II thereof, and Article IX thereof shall be stricken (provided, however, that if no second well is undertaken prior to Payout, the parties may make the election contemplated in Article IX of the Joint Operating Agreement and forego the tax election described above).
2.6 Shallow Completion Well. If AEC undertakes the drilling of a Test Well but elects to complete the same in a zone or formation which is shallower than the Objective Depth (a “Shallow Completion Well”), then:
(i)	AEC shall have the right for a period of time ending 36 months after Closing to undertake a substitute well for the Shallow Completion Well as the Test Well and endeavor to drill the same to the Objective Depth. If the substitute well achieves the Objective Depth, then the obligation of AEC to test the Prospect by drilling a well to the Objective Depth will have been satisfied and such substitute well will be considered a Test Well for purposes of this Agreement.

(ii)	Upon the expiration of the 36 month period after Closing, if AEC has elected not to drill a substitute well for the Shallow Completion Well in an effort to drill the substitute well to the Objective Depth, then for purposes of this Agreement, the Shallow Completion Well shall be deemed a completed Test Well; provided that AEC shall retain all rights in the Prospect on which a Shallow Completion Well is deemed to be a completed Test Well from the surface to 100 feet below the base of the producing formation in the Shallow Completion Well, subject to the Test Well Back-in and subject to the obligation to convey to the Vendor which contributed the same as set forth on Schedule C to the Purchase Agreement an undivided 25% working interest in the Shallow Completion Well and the Leases relating thereto insofar as they cover the associate production unit pursuant to Section 2.3 above. If the Shallow Completion Well shall have achieved Payout before the end of the 36 month period after Closing, all Production Income allocable to the after Payout interest of the Vendors shall be paid over to them, and all costs allocable to the Vendors as if such Shallow Completion Well were subject to the Joint Operating Agreement following such Payout shall be paid by the Vendors to AEC, within thirty days following the termination of the 36 month period after Closing; and

(iii)	With respect to all depths 100 feet below the base of the producing formation in the Shallow Completion Well (the “Prospect Deep Rights”) the same shall be deemed to be an UnTested Prospect, as defined below, and the obligations of Section 3.1 below shall apply to the Prospect Deep Rights.
2.7 Shallow Completion Well as Second Well. If a Test Well is drilled to the Objective Depth and subsequently completed as a commercially productive well subject to the Payout calculation provided for herein, and if there is already a Shallow Completion Well on the same Prospect, the Shallow Completion Well shall be deemed to be the second well undertaken on the Prospect and shall be given the same treatment with respect to the allocation of Production Income therefrom as provided above with respect to a second well drilled prior to Payout of the Test Well on the Prospect.
2.8 Accounting. On or before sixty (60) days after completion of a Test Well, AEC shall furnish the Vendors a statement of all Exploration and Development Costs with respect to such well. Monthly thereafter, on or before the 20th day of each month, AEC shall furnish the Vendors a statement showing (1) the cumulative amount of production sold from each Prospect on which there is a completed Test Well, (2) the taxes paid thereon, (3) the Production Income attributable to each Prospect on which there is a completed Test Well or the production therefrom, and (4) the status of Payout of each Test Well. Within thirty (30) days after each Test Well achieves Payout, AEC shall notify the Vendors by certified mail or facsimile transmission or email of the date of Payout. Exploration and Development Costs with respect to each Test Well shall be calculated in accordance with the terms and provisions of the accounting procedure included in the operating agreement applicable to the Prospect.
III. Reversion of Interest
3.1 Assignment of UnTested Prospects. In the event that AEC has not commenced actual drilling operations on a Test Well on one or more of the Prospects conveyed to AEC pursuant to the Purchase Agreement within 36 months after the Closing, AEC shall assign, without consideration, the Leases constituting such Prospect to the Vendors who contributed the Prospect under the Purchase Agreement together with such Assets that relate to such Leases (the “UnTested Prospects”); povided however , that if the Leases in a Prospect are due to expire prior to the expiration of the period of 36 months after Closing, six months prior to the commencement of such lease expirations, AEC shall use its commercially reasonable efforts to renew and extend the expiring Leases for terms at least co-extensive with the 36 month date and then to commence the drilling of a Test Well thereon within 36 months after Closing or reconvey the Prospect to the Vendors for no consideration. The parties agree that this Section 3.1 sets forth the sole remedies of the Vendors with respect to the failure of AEC to drill a Test Well on each Prospect within 36 months after Closing.

IV. Right of First Offer
4.1 UnTested Prospects. None of the Vendors shall sell, transfer, assign, exchange, voluntarily surrender or otherwise dispose of to any Person, or by merger, business combination, transfer of securities or otherwise, or any sale or transfer of any entity owning an interest therein (all of such disposition transactions being referred to herein as a “Subject Transfer”) of any UnTested Prospect assigned to them pursuant to Section 3.1, or any part thereof, other than to a Permitted Transferee, except after strict compliance with the First Offer Procedure set forth in Article V below. As used herein, a “Permitted Transferee” shall be any Affiliate of a Vendor or a Limited Partner of a Vendor pursuant to certain rights granted to such Limited Partner by the Vendor prior to the date hereof.
4.2 Vendor’s Interests in Prospects. None of the Vendors shall effect a Subject Transfer of any Test Well Back-in or any Outside Acreage Conveyance as to any Prospect, or any part thereof, other than to a Permitted Transferee, except after strict compliance with the First Offer Procedure set forth below.
4.3 New Prospects. If a Vendor should develop a “New Prospect” (defined as a 100% working interest owned prospect (excluding other ownership interests such as royalties) generated by a Vendor within 36 months of the Closing and intended to be offered for sale as a drilling prospect), which it intends to sell to the industry or other Person (other than a Permitted Transferee), whether by assignment, sale, or other conveyance, such sale shall be subject to the First Offer Procedure set forth in Article V.
V. First Offer Procedure
     Before any Subject Transfer of any interest described in Sections 4.1, 4.2 or 4.3 can be made to a third party (other than a Permitted Transferee) by a Vendor, the Vendor must follow the following procedure (the “First Offer Procedure”):
5.1 Transfer Notice. The Vendor shall send AEC a written notice of its intention containing full information concerning the Subject Transfer of any interest described in Sections 4.1, 4.2 or 4.3, including the purchase price and all other material terms on which such Vendor proposes to make the Subject Transfer (the “Transfer Notice”).
5.2 AEC Response. AEC will have 15 days from the date of its receipt of the Transfer Notice (A) to accept the terms pertaining to a Subject Transfer or (B) to deliver to the Vendor which sent the Transfer Notice a binding counteroffer (the “Counteroffer”) to acquire the interest subject to a Subject Transfer. If made by AEC, the Counteroffer shall include (i) the cash price, (ii) the estimated closing date, and (iii) any other significant terms of the proposed purchase by AEC.
5.3 Vendor’s election. If the Vendor accepts the Counteroffer, AEC and the Vendor will have 30 days in which to negotiate in good faith and execute a mutually acceptable purchase agreement. If the Vendor rejects the Counteroffer, the Vendor shall be entitled for a period of one year, to sell or otherwise dispose of the Subject Transfer to a third party. The terms and conditions of such transfer to a third party must be equal or more favorable to more favorable to the Vendor, as determined by the Vendor in its sole discretion, than the terms and conditions proposed by AEC in the Counteroffer.
5.4 Priority of Rights of Permitted Transferees. AEC acknowledges that its rights under Articles 3, 4 and 5 of this Agreement are subject to, and inferior to, those of Permitted Transferees. Such Permitted Transferees have existing rights of first refusal and first offer with respect to sale of certain assets owned by the Vendors and when offered for sale by them.
VI. Prospect Areas of Mutual Interest
6.1 Area of Mutual Interest. Each Prospect originally acquired by AEC pursuant to the Purchase Agreement (the individual Prospects being designated on Schedule A of the Purchase Agreement) shall be deemed to be subject to an Area of Mutual Interest, the boundaries of which and the lands covered thereby shall be deemed to be one-half mile outside of the perimeter boundaries of the Leases included in the Prospect (the “Prospect AMF”). To the extent that AEC acquires any new lease which is within a Prospect AMI, the lease shall be deemed covered by this Agreement. In the event that any of the Vendors acquires any new lease within a Prospect AMI, it shall offer the same to AEC at its cost therefor. If AEC elects to acquire the interest in the lease, it shall do so within thirty (30) days of the offer by the Vendor. If AEC elects not to acquire the interest from the Vendor, then the Vendor shall be entitled to retain the same free and clear of any obligations to the Vendors. The Prospect AMI for each Prospect shall be deemed to continue in force and effect for a term of five years from the date of this Agreement.
VII. Miscellaneous
7.1 Notices. All notices, proposals, requests, consents, communication, reports, bills, calls or demands for payment or other document required or permitted hereunder shall be made in accordance with the notice provisions of the Purchase Agreement.
7.2 Entire Agreement/Amendments. This Agreement, together with the assignments delivered hereunder, the Purchase Agreement and the Joint Operating Agreement pertaining to each of the Prospects, constitutes the entire agreement between the parties with respect to the subject matter discussed herein and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.
7.3 Conflicts. In the event of any conflict between this Agreement and any Joint Operating Agreement pertaining to any of the Prospects, the terms and provisions of this Agreement shall be deemed to govern and control.

7.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, and such counterparts, when taken together, shall constitute one and the same instrument.
7.5 Assignments. No party may convey, assign, transfer, sell or encumber its rights or obligations under this Agreement without the prior written consent of the other parties, which consent such parties are under no obligation to grant.
7.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF TEXAS WITHOUT REGARD TO THE APPLICATION OF THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.
7.7 No Partnership. The parties acknowledge that this Agreement, and the activities which may be conducted under or pursuant hereto, are not intended, and shall not be construed to, create a partnership, joint venture, agency relationship, or other fiduciary relationship among the parties hereto within the meaning of the federal common law nor under the applicable laws of any state nor under the laws of the state which either party is incorporated, organized or conducting business.
7.8 Binding Agreement. Subject to the other provisions of this Agreement, all of the terms and provisions hereof shall be binding upon and inure to the use and benefit of the parties and their respective successors and assigns.
[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     Witness the execution hereof this, the         day of September, 2006, but effective as of the 15th day of September, 2006.

AUSAM ENERGY CORPORATION		SKH MANAGEMENT III, L.L.C.

By:		By:

	Name:		Name:
	Title:		Title:

SKH MANAGEMENT L.P.		SKH ENERGY FUND, L.P.

By:		By:

	Name:		Name:
	Title:		Title:

SKH MANAGEMENT II, L.P.		ANTARES EXPLORATION FUND, L.P.

By:		By:

	Name:		Name:
	Title:		Title:

ANNEX A
Exhibit G to
(insert identifying reference to underlying operating agreement)

TAX PARTNERSHIP PROVISIONS
OF THE
PARTNERSHIP
(For Name of Tax Reporting Partner and Special Elections, See Sees. 8 and 9)
Table of Contents

1. General Provisions		2
1.1	Designation Of Documents	2
1.2	Relationship of the Parties	2
1.3	Priority Of Provisions Of This Exhibit	2
1.4	Survivorship	2
2. Tax Reporting Partner and Tax Matters Partner		2
2.1	Tax Reporting Partner	2
2.2	If Small Partnership Exception From TEFRA Not Applicable	2
3. Income Tax Compliance and Capital Accounts		3
3.1	Tax Returns	3
3.2	Fair Market Value Capital Accounts	3
3.3	Information Requests	3
3.4	Best Efforts Without Liability	4
4. TAX and FMV Capital Account Elections		4
4.1	General Elections	4
4.2	Depletion	4
4.3	Election Out Under Code §761(a)	4
4.4	Consent Requirements For Subsequent Tax Or FMV Capital Account Elections	4
5. Capital Contributions and FMV Capital Accounts		4
5.1	Capital Contributions	4
5.2	FMV Capital Accounts	5
6. Partnership Allocations		5
6.1	FMV Capital Account Allocations	5
6.2	Tax Return and Tax Basis Capital Account Allocations	6
7. Termination and Liquidating Distribution		6
7.1	Termination of the Partnership	6
7.2	Balancing of FMV Capital Accounts	7
7.3	Deemed Sale Gain/Loss Charge Back	7
7.4	Deficit Make-Up Obligation and Balancing Cash Contributions	7
7.5	Distribution to balance capital accounts	7
7.6	FMV determination	7
7.7	Final Distribution	7
8. Transfers Indemnification and Correspondence		7
8.1	Transfer of Partnership Interests	7
8.2	Correspondence	8
9. Elections and Changes to above Provisions		8
9.1	Operator not the TRP	8
9.2	Special Tax Elections	8
9.3	Change of Majority for Other Tax Elections	8

1. General Provisions
1.1 Designation Of Documents.
This exhibit is referred to in, and is part of, that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the “Agreement;” and this exhibit is hereinafter referred to as the “Exhibit” or the “Tax Partnership Provisions” (the “TPPs”). Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.
1.2 Relationship of the Parties.
The parties to the Agreement shall be hereinafter referred to as “Party” or “Parties.” The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the “Partnership.” For every other purpose of the Agreement the Parties understand and agree that their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s)-sublessee(s) and not a partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be responsible solely for its own obligations.
1.3 Priority Of Provisions Of This Exhibit.
If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.
1.4 Survivorship.
1.4.1 Any termination of the Agreement shall not affect the continuing application of the TPPs for the termination and liquidation.
1.4.2 Any termination of the Agreement shall not affect the continuing application of the TPPs for the resolution of all matters regarding Federal and State income reporting.
1.4.3 These TPPs shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.
1.4.4 The effective date of the Agreement shall be the effective date of these TPPs. The Partnership shall continue in full force and effect from, and after such date, until termination and liquidation.
2. Tax Reporting Partner and Tax Matters Partner
2.1 Tax Reporting Partner.
The Operator (or the Party listed in Sec. 0) as the Tax Reporting Partner (“TRP”) is responsible for compliance with all tax reporting obligations of the Partnership, see Sec. 3.1, below. In the event of any change in the TRP, the Party serving as TRP at the beginning of a given taxable year shall continue as TRP with respect to all matters concerning such year.
2.2 If Small Partnership Exception From TEFRA Not Applicable.
If the Partnership does not qualify for the “small partnership exception” from, or if the Partnership elects (see infra Elections at Sees. 0 and 0) to be subject to, §§6221 et seq., Subchapter C of Chapter 53 of Subtitle A (the “TEFRA rules”) of the Internal Revenue Code (the “Code”) the TRP shall also be the Tax Matters Partner as defined in Code §6231 (a) (the “TMP”) and references to the TRP shall then include references to the TMP and vice versa.
2.2.1 The TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

2.2.2 The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information the TMP may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.
2.2.3 The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.
2.2.4 Any other Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code §6231 (a)(3), shall notify the other Parties of the terms within ninety (90) days from the date of such settlement.
2.2.5 If any Party intends to file a notice of inconsistent treatment under Code §6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the Party’s intended treatment of a partnership item with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Parties. If an inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.
2.2.6 No Party shall file pursuant to Code §6227 a request for an administrative adjustment of partnership items (the “RFAA”) without first notifying all other Parties. If all other Parties agree with the requested adjustment, the TMP shall file the RFAA on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the RFAA, if shorter, any Party, including the TMP, may file a RFAA on its own behalf.
2.2.7 Any Party intending to file with respect to any partnership item, or any other tax matter involving the Partnership, a petition under Code §§6226, 6228, or any other provision, shall notify the other Parties prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.
3. Income Tax Compliance and Capital Accounts
3.1 Tax Returns.
The TRP shall prepare and file all required Federal and State partnership income tax returns. Not less than thirty (30) days prior to the return due date (including extensions), the TRP shall submit to each Party for review a copy of the return as proposed.
3.2 Fair Market Value Capital Accounts.
The TRP shall establish and maintain for each Party fair market value (“FMV”) capital accounts and tax basis capital accounts. Upon request, the TRP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party’s FMV capital accounts as of the end of the return period.
3.3 Information Requests.
In addition to any obligation under Sec. 2.2.2, each Party agrees to furnish to the TRP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under the Agreement as may be required for the proper preparation of such returns. Similarly, each Party agrees to furnish timely to the TRP, as requested, any the information and data necessary for the preparation and/or filing of other required reports and notifications, and for the computation of the capital accounts. As provided in Code §6050K(c), a Party transferring its interest must notify the TRP to allow compliance with Code §6050K(a) (see also Sec. 0).
3.4 Best Efforts Without Liability.
The TRP and the other Party(ies) shall use its/their best efforts to comply with responsibilities outlined in this Section, and with respect to the service as TMP as outlined Sec. 0, and in doing so shall incur no liability to any other Party.
4. Tax and FMV Capital Account Elections
4.1 General Elections.
For both income tax return and capital account purposes, the Partnership shall elect:
a) to deduct when incurred intangible drilling and development costs (“IDC”);
b) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation;
c) the accrual method of accounting;
d) to report income on a calendar year basis; and the Partnership shall also make any elections as specially noted in Sec. 0, below.
4.2 Depletion.
Solely for FMV capital account purposes, depletion shall be calculated by using simulated cost depletion within the meaning of Treas. Reg.§1.704-1 (b)(2)(iv)(k)(2), unless the use of simulated percentage depletion is elected in Sec. 0, below. The simulated cost depletion allowance shall be determined under the principles of Code §612 and be based on the FMV capital account basis of each Lease. Solely for purposes of this calculation, remaining reserves shall be determined consistently by the TRP.
4.3 Election Out Under Code $761(a).
4.3.1 The TRP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent must provide the TRP with written objection within thirty (30) days of such notice. Even after an effective election-out the TRP’s rights and obligations, other than the relief from tax return filing obligations of the partnership, continue.
4.3.2 After an election-out, to avoid an unintended impairment of the election-out: The Parties will avoid, without prior coordination, any operational changes which would terminate the qualification for the election-out status; all Parties will monitor the continuing qualification of the Partnership for the election-out status and will notify the other Parties if, in their opinion, a change in operations will jeopardize the election-out; and, all Parties will use, unless agreed to by them otherwise, the cumulative gas balancing method as described in Treas. Reg. §1.761-2(d)(2).
4.4 Consent Requirements For Subsequent Tax Or FMV Capital Account Elections.
Unless stipulated differently in Sec. 0, future elections, in addition to or in amendment of those in this agreement, must be approved by the affirmative vote of two (2) or more Parties owning a majority of the working interest based upon post-Payout ownership.
5. Capital Contributions and FMV Capital Accounts
The provisions of this Sec. 5 and any other provisions of the TPPs relating to the maintenance of the capital accounts are intended to comply with Treas. Reg. §1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.
5.1 Capital Contributions.
The respective capital contributions of each Party to the Partnership shall be (a) each Party’s interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Partnership, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development, and operation of the lease(s), and all other costs characterized as contributions or expenses borne by such Party under the Agreement. The contribution of the leases and any other properties committed to the Partnership shall be made by each Party’s agreement to hold legal title to its interest in such leases or other property as nominee of the Partnership.
5.2 FMV Capital Accounts.
The FMV capital accounts shall be increased and decreased as follows:
5.2.1 The FMV capital account of a Party shall be increased by:
(i) the amount of money and the FMV (as of the date of contribution) of any property contributed by such Party to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject);
(ii) that Party’s share of Partnership items of income or gain, allocated in accordance with Sec. 0; and
(iii) that Party’s share of any Code §705(a)(1)(B)item.
5.2.2 The FMV capital account of a Party shall be decreased by:
(i) the amount of money and the FMV of property distributed to a Party (net of liabilities assumed by such Party or to which the property is subject);
(ii) that Party’s Sec. 6.1 allocated share of Partnership loss and deductions, or items thereof; and,
(iii) that Party’s share of any Code §705(a)(2)(B) item.
5.2.3 “FMV” when it applies to property contributed by a Party to the Partnership shall be assumed, for purposes of 0, to equal the adjusted tax basis, as defined in Code §1011, of that property unless the Parties agree otherwise as indicated in Sec. 0.
5.2.4 As provided in Treas. Reg. §1.704-1 (b)(2)(iv)(e), upon distribution of Partnership property to a Party the capital accounts will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in distributed property (not previously reflected in the capital accounts) would be allocated among the Parties if there were a disposition of such property at its FMV as of the time of distribution. Furthermore, if so agreed to in Sec. 0, under the rules of Treas. Reg. § 1.704-1 (b)(2)(iv)(f), the FMV capital accounts shall be revalued at certain times to reflect value changes of the Partnership property.
6. Partnership Allocations
6.1 FMV Capital Account Allocations.
Each item of income, gain, loss, or deduction shall be allocated to each Party as follows:
6.1.1 Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amount received from the sale of production and the amount of the FMV of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties’ FMV capital accounts.
6.1.2 Exploration cost, IDC, operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.
6.1.3 Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.
6.1.4 Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property of the Partnership.
6.1.5 Loss (or simulated loss) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted bases in the depreciable or depletable property.
6.1.6 Gain (or simulated gain) upon the sale, exchange, distribution, or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital ¦ account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement.
6.1.7 Costs or expenses of any other kind shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such costs or expense.
6.1.8 Any other income item shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.
6.2 Tax Return and Tax Basis Capital Account Allocations.
6.2.1 Unless otherwise expressly provided in this Sec. 6.2, the allocations of the Partnership’s items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under Sec. 6.1. However, the Partnership’s gain or loss on the taxable disposition of a Partnership property in excess of the gain or loss under Sec. 6.1, if any, is allocated to the contributing Party to the extent of such Party’s pre-contribution gain or loss.
6.2.2 The Parties recognize that under Code §613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. For this purpose, each Party’s share of the adjusted tax basis in each oil and gas property shall be equal to its contribution to the adjusted tax basis of such property.
6.2.3 Under Code §613A(c)(7)(D) gain or loss on the disposition of an oil and gas property is to be computed separately by each Party. According to Treas. Reg. §1.704-1 (b)(4)(v), the amount realized shall be allocated as follows: (i) An amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under Sec. 5.2; and (ii) any remaining realization is allocated in accordance with Sec. 6.1.6.
6.2.4 Depreciation shall be allocated to each Party in accordance with its contribution to the adjusted tax basis of the depreciable asset.
6.2.5 In accordance with Treas. Reg. §1.1245-1 (e), depreciation recapture shall be allocated, to the extent possible, among the Parties to reflect their prior sharing of the depreciation.
6.2.6 In accordance with the principles of Treas. Reg. §1.1254-5, any recapture of IDC is determined and reported by each Party separately. Similarly, any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to Sec. 6.2.2.
6.2.7 For Partnership properties with FMV capital account values different from their adjusted tax bases the Parties intend that the allocations described in this Section 6.2 constitute a “reasonable method” of allocating gain or loss under Treas. Reg. §1.704-3(a)(1).
6.2.8 Take-in-kind.
If checked “Yes” in Sec. 0, below, each Party has the right to determine the market for its proportionate share of production. All items of income, deductions, and credits arising from such marketing of production shall be recognized by the Partnership and shall be allocated to the Party whose production is so marketed.
7. Termination and Liquidating Distribution
7.1 Termination of the Partnership.
7.1.1 Upon termination, as provided in Code §708(b)(1)(A), the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the Parties in the order provided in Secs. 0, 0, and 0
7.1.2 First, all cash representing unexpended contributions by any Party and any property in which no interest has been earned by any other Party under the Agreement shall be returned to the contributor.
7.2 Balancing of FMV Capital Accounts.
Second, the FMV capital accounts of the Parties shall be determined as described hereafter. The TRP shall take the actions specified under Secs. 0 through 7.5 in order to cause the ratios of the Parties’ FMV capital accounts to reflect as closely as possible their interests under the Agreement. The ratio of a Party’s FMV capital account is represented by a fraction, the numerator of which is the Party’s FMV capital account balance and the denominator of which is the sum of all Parties’ FMV capital account balances. This is hereafter referred to as the “balancing of the FMV capital accounts” and, when completed, the FMV capital accounts of the Parties shall be referred to as “balanced.”
7.3 Deemed Sale Gain/Loss Charge Back.
The FMV of all Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such FMV, shall be allocated in accordance with Secs. 6.1.5 and 6.1.6.
7.4 Deficit Make-Up Obligation and Balancing Cash Contributions.
If hereafter a Party has a negative FMV capital account balance, that is a balance of less than zero, in accordance with of Treas. Reg. §1.704-1 (b)(2)(ii)(b)[3) such Party is obligated to contribute, by the end of the taxable year or, if later, within 90 days from the Partnership’s liquidation, an amount of money to the Partnership sufficient to achieve a zero balance FMV capital account (the “Deficit Make-Up Obligation”). Moreover, any Party may contribute an amount of cash to the Partnership to facilitate the balancing of the FMV capital accounts. If after these adjustments the FMV capital accounts are not balanced, Secs. 0 shall apply.
7.5 Distribution to balance capital accounts.
7.5.1 If all Parties agree, any cash or an undivided interest in certain selected properties shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts.
7.5.2 Distribution of undivided interests.
Unless Sec.0 applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their FMV capital accounts.
7.6 FMV DETERMINATION.
If a property is to be valued for purposes of balancing the capital accounts and making a distributions under this Sec. 0, the Parties must first attempt to agree on the FMV of the property; failing such an agreement, the TRP shall cause a nationally recognized independent engineering firm to prepare an appraisal of the FMV of such property.
7.7 Final Distribution.
After the FMV capital accounts of the Parties have been adjusted pursuant to Secs. 0 to 0, all remaining property and interests then held by the Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.
8. Transfers, Indemnification, and Correspondence
8.1 Transfer of Partnership Interests.
Transfers of Partnership interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof, shall notify the TRP in writing within two weeks after such transfer.

8.2 Correspondence.
All correspondence relating to the preparation and filing of the Partnership’s income tax returns and capital accounts shall be sent to:
(Attach separate list, if necessary)

TRP	“Att to:” reference
Other Parties:
9. Elections and Changes to above Provisions
9.1 Operator not the TRP.
With respect to Sec. 0, (insert name of Party to be TRP instead of Operator, or indicate “N/A”)                                               is designated as TRP.
9.2 Special Tax Elections.
With respect to Sec. 0, the Parties agree (if not applicable insert “N/A” or strike):

Yes
e) that the Partnership shall elect to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code §168(i)(4);

f) that the Partnership shall elect under Code §754 to adjust the basis of Partnership property, with the adjustments provided in Code §734 for a distribution of property and in Code §743 for a transfer of a partnership interest. In case of distribution of property the TRP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s);

g) that the Partnership shall elect under Code §6231 to be subject to the TEFRA rules.

With respect to Sec. 0, Depletion the Parties agree that the Partnership shall use simulated percentage depletion instead of simulated cost depletion.

With respect to Sec.0, under the rules of Treas. Reg. § 1.704-1 (b)(2)(iv)(f) the Parties agree that the FMV capital accounts shall be revalued to reflect value changes of the Partnership property upon the occurrence of the events specified in (5)(i) through (iii) of said -1 (b)(2)(iv)(f) regulations.

With respect to Sec. 0, the income attributable to take-in-kind production will be reflected on the tax return.
With respect to Sec. 0 the FMV for the listed properties are determined as follows (mark as “N/A” if not applicable; use separate sheet if necessary)

Property Description	FMV
9.3 Change of Majority for Other Tax Elections.
Instead of the Sec. 0 majority for other tax elections, a majority shall be considered if consisting of (specify or line out blanks)                                                                                                      .
THE END

SCHEDULE “G”

ATTACHED TO AND FORMING PART OF AN ASSET PURCHSASE AGREEMENT DATED THE 15th DAY OF SEPTEMBER, 2006, BETWEEN SKH MANAGEMENT L.P. ET AL., AS VENDORS AND AUSAM ENERGY CORPORATION, AS PURCHASER

FORM OF JOINT OPERATING AGREEMENT
[attached]

SCHEDULE “H”
ATTACHED TO AND FORMING PART OF AN ASSET PURCHSASE AGREEMENT

FORM OF ACCREDITED INVESTOR CERTIFICATE
CERTIFICATE OF ACCREDITED INVESTOR STATUS
     Except as may be indicated by the undersigned below, the undersigned is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned has checked the box below indicating the basis on which he is representing his status as an “accredited investor”:
☐	a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐	an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, at the time of this purchase exceeds $1,000,000;

☐	a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; or

☐	an entity in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards.

☐	an individual who is a director or executive officer of Ausam Energy Corporation.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status effective as of                     , 2005.

Name of Investor
By:
Name:
Title: